EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Class Z Shares of Beneficial Interest, no par value, of NexPoint Real Estate Strategies Fund, a Delaware statutory trust, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 29, 2023.

/s/ James Dondero
James D. Dondero

/s/ Nancy Dondero
Nancy Marie Dondero

NEXPOINT ADVISORS, L.P.

By: NexPoint Advisors GP, LLC

By:	/s/ James Dondero
Name: James Dondero
Title: Sole Member

GOVERNANCE RE, LTD.

By:	/s/ James Dondero
Name: James Dondero
Title: President